Exhibit 2.8

S.A.Fábrica de Produtos Alimentícios Vigor Financial Statements and Independent Auditor’s Report As of December 31, 2011 and 2010

KPMG Auditores Independentes R. Dr. Renato Paes de Barros, 33 04530-904 - São Paulo, SP - Brasil Caixa Postal 2467 01060-970 - São Paulo, SP - Brasil	Central Tel Fax Nacional Internacional Internet	55 (11) 2183-3000 55 (11) 2183-3001 55 (11) 2183-3034 www.kpmg.com.br

Independent auditor’s report

To

The Board of Directors and Shareholders of

Fábrica de Produtos Alimentícios Vigor S.A.

São Paulo - SP

Report on the Financial Statements

We have audited the accompanying individual and consolidated financial statements of S.A. Fábrica de Produtos Vigor (“Company”), which comprises the statement of financial position as of 31 December 2011, and the respective statement of operations, comprehensive income, changes in equity, cash flows and statements of value added for the year then ended, and a summary of significant accounting policies and other notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the individual financial statements in accordance with accounting practices adopted in Brazil and the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB and in accordance with accounting practices adopted in Brazil, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Brazilian and International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements taken as a whole.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

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We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on Individual Financial Statements

In our opinion, the individual financial statements present fairly, in all material respects, the financial position of S.A. Fábrica de Produtos Vigor as of December 31, 2011, its financial performance, cash flows and its value added for the year then ended in accordance with accounting practices adopted in Brazil.

Opinion on Consolidated Financial Statements

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of S.A. Fábrica de Produtos Vigor as of December 31, 2011, and its financial performance, cash flows and its value added for the year then ended in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB and in accordance with accounting practices adopted in Brazil.

Other Matters

Audit Of The Prior Year Amounts

On April 4, 2011 BDO Auditores Independentes, a legal entity established in Brazil which held the legal right to use the BDO trademark, became part of the KPMG network of professional service firms under the new corporate name of KPMG Auditores Associados. BDO Auditores Independentes audited the financial statements for the year ended December 31, 2010, while it still held the right to use BDO trademark, and issued an audit report dated February 2, 2011, resubmitted later on January 12, 2012, unmodified.

The accompanying financial statements have been translated into English for the convenience of readers outside Brazil.

São Paulo, January 23, 2012

KPMG Auditores Independentes

CRC 2SP014428/O-6

/s/ Orlando Octávio de Freitas Júnior

Orlando Octávio de Freitas Júnior

Contador CRC 1SP178871/O-4

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S.A.Fábrica de Produtos Alimentícios Vigor

Balance sheets

(In thousands of Reais)

	Company		Consolidated
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

ASSETS

CURRENT ASSETS

Cash and cash equivalents (Note 4)	313.376	7.990	321.680	14.511
Trade accounts receivable, net (Note 5)	149.524	139.773	149.068	139.550
Inventories (Note 6)	108.904	74.270	111.406	75.367
Recoverable taxes (Note 7)	108.526	86.027	111.683	88.374
Prepaid expenses	1.235	902	1.352	969
Other current assets	10.904	9.418	11.715	9.827

TOTAL CURRENT ASSETS	692.469	318.380	706.904	328.598

NON-CURRENT ASSETS

Long-term assets

Related parties (Note 8)	536	215.978	—	215.478
Judicial deposits and others	51.625	49.638	52.458	50.383
Recoverable taxes (Note 7)	—	—	166	51

Total long-term assets	52.161	265.616	52.624	265.912

Investments in subsidiaries (Note 9)	18.186	14.376	—	—
Property, plant and equipment, net (Note 10)	418.085	412.176	422.062	415.654
Intangible assets, net (Note 11)	5.293	5.285	5.388	5.358

	441.564	431.837	427.450	421.012

TOTAL NON-CURRENT ASSETS	493.725	697.453	480.074	686.924

TOTAL ASSETS	1.186.194	1.015.833	1.186.978	1.015.522

	Company		Consolidated
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Trade accounts payable (Note 12)	110.853	89.657	108.693	88.130
Loans and financings (Note 13)	136.627	152.780	136.627	152.780
Payroll, social charges and tax obligation (Note 14)	43.301	28.531	43.771	28.897
Income tax payable	—	839	1.776	1.965
Other current liabilities	15.659	11.898	16.086	11.920

TOTAL CURRENT LIABILITIES	306.440	283.705	306.953	283.692

NON-CURRENT LIABILITIES

Loans and financings (Note 13)	189.795	267.116	189.795	267.116
Payroll, social charges and tax obligation (Note 14)	255.618	312.887	255.618	312.887
Deferred income taxes (Note 16)	49.190	8.783	48.467	7.611
Provision for lawsuits risk (Note 15)	54.564	55.009	55.558	55.828
Other non-current liabilities	160	2.926	160	2.981

TOTAL NON-CURRENT LIABILITIES	549.327	646.721	549.598	646.423

SHAREHOLDERS’ EQUITY (Note 17)

Capital stock	354.031	104.031	354.031	104.031
Capital reserve	941	941	941	941
Valuation adjustments to shareholders equity in subsidiaries	155.379	159.709	155.379	159.709
Accumulated translation adjustments in subsidiaries	(2.582)	(5.181)	(2.582)	(5.181)
Accumulated losses	(177.342)	(174.093)	(177.342)	(174.093)

TOTAL SHAREHOLDERS’ EQUITY	330.427	85.407	330.427	85.407

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.186.194	1.015.833	1.186.978	1.015.522

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Statements of income for the years ended December 31, 2011 and 2010

(In thousands of Reais)

	Company		Consolidated
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

NET SALES (Note 18)	1.236.676	1.038.471	1.229.543	1.032.391

Cost of goods sold	(935.464)	(704.084)	(917.640)	(689.552)

GROSS PROFIT	301.212	334.387	311.903	342.839

OPERATING INCOME (EXPENSE)

General and administrative expenses	(76.569)	(68.104)	(77.558)	(68.769)
Selling expenses	(202.559)	(165.239)	(206.542)	(168.774)
Financial income (expense), net (Note 20)	(58.156)	(49.322)	(58.086)	(48.801)
Equity in earnings of subsidiaries (Note 9)	3.810	3.148	—	—
Other (expense) income, net	2.808	(4.078)	2.799	(4.118)

	(330.666)	(283.595)	(339.387)	(290.462)

NET INCOME (LOSS) BEFORE TAXES	(29.454)	50.792	(27.484)	52.377

Current income taxes (Note 16)	—	(839)	(1.520)	(1.968)
Deferred income taxes (Note 16)	21.875	7.218	21.425	6.762

	21.875	6.379	19.905	4.794

NET INCOME (LOSS) OF THE YEAR	(7.579)	57.171	(7.579)	57.171

Attributable to:
Controlling interest			(7.579)	57.171

			(7.579)	57.171

Net Income (Loss) (Basic) per thousand shares reais in the end of the year (Note 19)			(3.993,15)	0,59

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Statements of comprehensive income for the years ended December 31, 2011 and 2010

(In thousands of Reais)

	Company		Consolidated
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

NET INCOME (LOSS) OF THE YEAR	(7.579)	57.171	(7.579)	57.171

Other comprehensive income (loss)

Accumulated adjustment of conversion in subsidiaries	279	(324)	279	(324)
Exchange variation in subsidiaries	2.320	(546)	2.320	(546)

Total of comprehensive income (loss)	(4.980)	56.301	(4.980)	56.301

Total of comprehensive income (loss) attributable to:
Controlling interest	(4.980)	56.301	(4.980)	56.301

	(4.980)	56.301	(4.980)	56.301

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Statements of changes in shareholders’ equity for the years ended December 31, 2011 and 2010

(In thousands of Reais)

	Capital stock	Capital reserve	Valuation adjustments to shareholders’ equity	Accumulated translation adjustments	Accumulated losses	Total

BALANCE AS OF DECEMBER 31, 2009	104.031	941	164.037	(4.311)	(235.592)	29.106

Valuation adjustments to shareholders equity in subsidiaries	—	—	(4.328)	—	4.328	—
Accumulated translation adjustments in subsidiaries	—	—	—	(324)	—	(324)
Investments exchange rate variations, net	—	—	—	(546)	—	(546)
Net income of the year	—	—	—	—	57.171	57.171

BALANCE AS OF DECEMBER 31, 2010	104.031	941	159.709	(5.181)	(174.093)	85.407

Capital increase	250.000	—	—	—	—	250.000
Valuation adjustments to shareholders equity in subsidiaries	—	—	(4.330)	—	4.330	—
Accumulated translation adjustments in subsidiaries	—	—	—	279	—	279
Investments exchange rate variations, net	—	—	—	2.320	—	2.320
Loss of the year	—	—	—	—	(7.579)	(7.579)

BALANCE AS OF DECEMBER 31, 2011	354.031	941	155.379	(2.582)	(177.342)	330.427

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Statements of cash flow for the years ended on December 31, 2011 and 2010

(In thousands of Reais)

	Company		Consolidated
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Cash flow from operating activities
Net income (loss) for the year	(7.579)	57.171	(7.579)	57.171
Adjustments to reconcile net income (loss) to cash provided by the operations

• Depreciation and amortization	13.197	16.505	13.630	16.986
• Financial charges and exchange variation	50.537	35.084	50.537	35.084
• Allowance for doubtful accounts	5.016	3.760	5.016	3.760
• Equity in earnings of subsidiaries	(3.810)	(3.148)	—	—
• Net value of property, plant and equipment written off	5.270	203	5.279	273
• Adjustment of assets and liabilities to present value	—	(932)	—	(932)
• Deferred income taxes	(21.875)	(7.218)	(21.425)	(6.762)

	40.756	101.425	45.458	105.580

Decrease (increase) in assets
Trade accounts receivable	(14.609)	(38.356)	(14.376)	(38.462)
Inventories	(34.634)	(12.245)	(36.039)	(11.193)
Recoverable taxes	(22.499)	(33.076)	(23.424)	(33.649)
Other current and non-current assets	(1.957)	4.280	(2.497)	4.234
Related party receivable	240.071	71.945	240.107	70.586
Increase (decrease) liabilities
Trade accounts payable	24.254	35.803	23.621	35.909
Other current and non-current liabilities	(4.782)	(7.977)	(3.504)	(6.848)
Accumulated translation adjustments	2.599	(870)	2.599	(870)

Net cash provided by operating activities	229.199	120.929	231.945	125.287

Cash flow from investing activities
Additions to property, plant and equipment and intangible assets	(24.384)	(5.542)	(25.347)	(6.916)
Dividends received from controlled Dan Vigor	—	3.000	—	—

Net cash used in investing activities	(24.384)	(2.542)	(25.347)	(6.916)

Cash flow from financing activities
Loans and financings	51.551	61.029	51.551	61.029
Payments of loans and financings	(200.980)	(277.445)	(200.980)	(277.445)
Capital increase	250.000	—	250.000	—

Net cash used in financing activities	100.571	(216.416)	100.571	(216.416)

Variance in cash and cash equivalents	305.386	(98.029)	307.169	(98.045)
Cash and cash equivalents at the beginning of the year	7.990	106.019	14.511	112.556

Cash and cash equivalents at the end of the year	313.376	7.990	321.680	14.511

The accompanying notes are an integral part of the financial statements

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S.A.Fábrica de Produtos Alimentícios Vigor

Economic value added for the years ended on December 31, 2011 and 2010

(In thousands of Reais)

	Company		Consolidated
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenue
Sales of goods and services	1.478.795	1.197.629	1.475.217	1.194.380
Other income	—	—	9	23
Allowance for doubtful accounts	(5.016)	(3.760)	(5.016)	(3.760)

	1.473.779	1.193.869	1.470.210	1.190.643
Inputs purchased from third parties
Cost of services and goods sold	(854.442)	(568.996)	(830.358)	(548.822)
Materials, energy, services from third parties and others	(269.981)	(152.036)	(277.618)	(158.102)
Others costs	(4.462)	(5.444)	(5.104)	(5.895)

	(1.128.885)	(726.476)	(1.113.080)	(712.819)

Gross added value	344.894	467.393	357.130	477.824

Depreciation and Amortization	(13.197)	(16.505)	(13.630)	(16.986)

Net added value generated by the Company	331.697	450.888	343.500	460.838

Net added value by transfer
Equity in earnings of subsidiaries	3.810	3.148	—	—
Financial income	32.333	8.160	33.418	8.660
Other	198	437	283	450

Net added value to distribution	368.038	462.633	377.201	469.948

Distribution of added value

Labor
Salaries	103.853	83.061	106.054	84.852
Benefits	18.327	11.783	18.608	12.030
FGTS (Brazilian Social Charge)	7.393	6.586	7.577	6.752

	129.573	101.430	132.239	103.634

Taxes and contribution
Federal	23.404	57.346	26.742	60.195
State	120.060	180.723	122.854	182.861
Municipal	2.240	1.282	2.309	1.358

	145.704	239.351	151.905	244.414
Capital Remuneration from third parties
Interests	86.691	53.382	86.987	53.430
Rents	11.561	7.346	11.561	7.346
Others	2.088	3.953	2.088	3.953

	100.340	64.681	100.636	64.729
Owned capital remuneration
Net income (loss) of the year	(7.579)	57.171	(7.579)	57.171

	(7.579)	57.171	(7.579)	57.171

Added value distributed	368.038	462.633	377.201	469.948

The accompanying notes are an integral part of the financial statements.

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

1	Operating activities

S.A. Fábrica de Produtos Alimentícios Vigor (the “Company”) is located in the city of São Paulo, state of São Paulo, and, together with its controlled companies, engages in the processing and sale of dairy products in general, milk and milk products and the refining, processing, and sale of oils, vegetable products, instant noodles and yogurt, and holds equity interest in other companies.

The US Food and Drug Administration (FDA) granted permission to the Company to export all its product line to the United States of America.

Dan Vigor is a joint venture between two major dairy: Vigor, traditional food company and an expert on the Brazilian market, JBS subsidiary, the world’s largest refrigerator and Arla Foods, the largest Scandinavian dairy company and one of top ten dairy companies in the world. With the experience and know-how of these two groups, was release Danubio brand, and since 1986 has been dedicated exclusively to the production of cheese and dairy products. Dan Vigor is located in the city of Cruzeiro, State of São Paulo, and holds an area of 10 000 m2. The consolidation is made in proportion to 50%, according to IAS 31/CPC 19 - Interest in joint venture.

2	Elaboration and presentation of financial statements

a. Declaration of conformity (in relation to IFRS and the standards of CPC)

These financial statement includes:

•

The consolidated financial statements prepared and in accordance with International Financing Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and also in accordance with accounting policies adopted in Brazil.

•	The individual financial statements prepared in accordance with accounting practices adopted in Brazil (BR GAAP).

The individual financial statements were prepared in accordance with accounting practices adopted in Brazil (BR GAAP), in this case the individual financial statements present the evaluation of investments in subsidiaries by the equity method, according to Brazilian legislation. Thereby the financial statements are not in accordance with the IFRS, which requires the evaluation of these investments in the individual company’s financial statements measured at their fair value or at cost.

Since there is no difference between the consolidated shareholders’ equity and the consolidated profit/loss attributable to shareholders of Company, further this the individual and consolidated financial statements are presented in a single set side by side.

The Company applied the accounting practices defined in Note 3 for the year ended presented.

Transitional Tax Regime (Regime Tributário Transitório - RTT) - The amounts presented in financial statements as of December 31, 2011 are considering the adoption of the Tax Regime Transition (RTT) by Beef Snacks as allowed by Law n° 11.941/09, which aims to maintain neutrality tax changes in the Brazilian corporate law, introduced by Law n° 11.638/07 and by the Law n° 11.941/09.

The issue of individual and consolidated financial statements were authorized by the Board on January 23, 2012.

b. Function and presentation currency

These consolidated financial statements are presented in reais, which is the Company’s functional currency. All financial information are presented in thousands of reais.

3	Summary of significant accounting practices

The main accounting practices used in the preparation of these financial statements, as described below, have been consistently applied all over the reported years, unless otherwise stated.

a) Revenue recognition

Revenue and expenses are recorded on the accrual basis. Revenue is measured at the fair value of the payment received or receivable for sale of products and services in the Company normal course of business and its subsidiaries.

In the income statement, the revenue is net of taxes, returns, rebates and discounts, as well as of intercompany sales, on note 19 is presented net revenue reconciliation. Revenue is recognized when the risks and rewards of ownership have been transferred to the buyer.

According to IAS 18/CPC 30 - Revenues, the Company recognizes revenue when, and only when:

(i) the amount of revenue can be measured reliably;

(ii) the entity has transferred to the buyer the significant risks and rewards incidental to ownership over the goods;

(iii) it is probable that the economic benefits will flow to the Company and its subsidiary;

(iv) Entity neither maintain involvement in the management of product sold at levels normally associated with ownership nor effective control of such cost of good sold.

(v) expenses incurred or to be incurred related to the transaction, can be reliably measured.

The expenses are recorded on the accrual basis.

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

b) Accounting estimates

In the process of applying the Company’s accounting policies, Management made the following judgments which can eventually have a material impact on the amounts recognized in the financial statements:

•	impairment of non-financial assets;

•	loss on the reduction of recoverable value of taxes;

•	fair value of financial instruments;

•	provision for tax, civil and labor risks;

•	estimated losses on doubtful receivables;

•	useful lives of property, plant and equipment.

The Company reviews estimates and underlying assumptions used in its accounting estimates at least on a quarterly basis. Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

The settlement of transactions involving these estimates may result in different amounts due to potential inaccuracies inherent in the process of its determination.

c) Cash and cash equivalents

Cash and cash equivalents include cash balances, banks and financial investments with original maturities of three months or less from the date of the contract.

d) Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business of the Company. If the due date is equivalent to one year or less, the account receivable is classified as current assets. Otherwise, the corresponding amount is classified as noncurrent assets.

Accounts receivable are initially recognized at fair value less any allowance for doubtful accounts when necessary, subsequently measured at amortized cost, less any allowance for doubtful accounts and any provision for impairment when necessary. In practice, are recognized at the invoiced amount, adjusted by any provision of loan losses and provision for possible impairment if there is evidence of reduction in the recoverable amount.

e) Financial instruments

Financial instruments are recognized on the balance sheet only when the Company becomes a party to the contractual provisions of these instruments. A financial asset or liability is initially recognized at fair value, plus transaction costs that are directly attributable to its acquisition or issue.

In case of financial assets and liabilities classified in the category of financial instruments at fair value through profit or loss, transaction costs are directly posted to profit or loss.

Subsequent measurement of financial instruments occurs at each balance sheet date, according to the rules for each category of financial assets and liabilities: (i) assets and liabilities measured at fair value through profit or loss, (ii) held to maturity, (iii) loans and receivables (iv) available for sale.

f) Allowance for doubtful accounts

Allowance for doubtful accounts is recorded in an amount considered sufficient by the management to cover probable losses on accounts receivable. The analysis are made based on historical loss.

The allowance for doubtful accounts expense was recorded under the caption “Selling Expenses” in the consolidated statement of income. When no additional recovery is expected, the allowance for doubtful accounts is usually reversed against the definitive write-off of the account receivable.

g) Inventories

In accordance with the requirements of IAS 2/CPC 16 - Inventories, the inventories are stated at the lower of the average cost of acquisition or production, and the net realizable value. The cost of inventories is recognized in statement of income when inventories are sold.

h) Investments - Individual financial statements

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

Exchange differences on foreign currency investments are recognized in shareholders’ equity in the accumulated translation adjustments.

i) Property, plant and equipment

According to IAS 16/CPC 27 - Fixed Assets, Property, plant and equipment are stated at acquisition cost. Depreciation is computed using the straight-line method, based on the estimated economic useful lives of the assets

An item of fixed assets is disposed when of there is no future economic benefits resulting from its continued use. Any gains or losses on sale or disposal of fixed assets are determined by the difference between the amounts received against the book value and are recognized in the income statement.

The estimated useful lives, residual values and depreciation methods are reviewed at the end of the financial statement date and the effect of any changes in estimates are accounted for prospectively.

Due to the change in the Brazilian accounting practice for the full compliance to the convergence with international practices, and the initial adoption of the CPC 27 (IAS 16), the Company had the option of using the concept of deemed cost as provided in the CPC 37 (IFRS 1), and CPC 43, based on this practice, the date of initial adoption of IFRS, the Company opted to use the concept of deemed cost.

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

j) Intangible assets

Intangible assets are stated at acquisition cost, less amortization. Intangible assets with indefinite useful lives are not amortized but tested for impairment annually.

Impairment of tangible and intangible assets, excluding goodwill

Property, plant and equipment, intangible assets with defined useful life and other assets (current and noncurrent) are tested for impairment, if indications of potential impairment exist. Intangible assets are tested for impairment when an indication of potential impairment exists or on an annual basis, regardless of whether or not there is any indication of impairment, pursuant to IAS 38/CPC 4 - Intangible Assets.

After each year end a review is made of the book value of tangible and intangible assets to determine whether there is some indication that those assets have suffered any impairment. If such indication is indentified, the recoverable amount of the asset is estimated in order to measure the amount of such loss, if any.

The recoverable amount is the higher amount between fair value less costs to sell and value in use. In evaluation of value in use, the estimated future cash flows are discounted to present value by the discount rate before tax that reflects current market assessment of the time value of money and the specific risks to the asset.

If the recoverable amount of an asset is lower than its carrying value, the asset is reduced to its recoverable amount. The loss on the impairment is recognized immediately in the statement of income and is reversed if there has been a change in the estimates used to determine the recoverable amount. When an impairment loss is subsequently reversed, there is an increase in amount of the asset due to the revised estimate of its recoverable amount, but it does not exceed carrying amount that would have been determined if no loss on the impairment had been recognized for the asset in prior years. Reversal of loss on the impairment is recognized directly in the income statement.

k) Other current and noncurrent assets

Other current and noncurrent assets are stated at cost or realizable value including, if applicable, income earned through the balance sheet date.

l) Trade accounts payable

Correspond to the amounts owed to suppliers in the ordinary course of business of the Company. If the payment period is equivalent to one year or less, suppliers are classified as current. Otherwise, the corresponding amount is classified as noncurrent. When applicable, are added interest, monetary or exchange rate.

m) Income tax and social contribution

Current taxes

Current taxes are computed based on taxable income at tax rates in effect, according to prevailing legislation.

Deferred taxes

Income tax and social contribution (deferred tax) are calculated on the temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred tax is determined using tax rates enacted and expected to be applied when the deferred tax assets are realized or when the income tax and social contribution tax liabilities are settled.

Deferred tax assets are recognized only in proportion to the expectation or likelihood that future taxable income will be available against which the temporary differences, tax losses and tax credits can be used.

Deferred tax assets and liabilities are offset if there is a legal right to offset current tax assets and liabilities, and they are related to income taxes levied by the same taxation authority on the same taxable entity.

n) Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated amounts, including, if applicable, charges and monetary or exchange rate variations.

o) Contingent assets and liabilities

Contingent assets are recognized only when their realization is virtually certain, based on favourable final judicial decision. Contingent assets are disclosed where an inflow of economic benefits is probable.

Contingent liabilities are accrued when losses are probable and the amounts can be estimated reliably. Contingent liabilities classified as possible are only disclosed and contingent liabilities classified as remote are neither accrued nor disclosed.

p) Loans and financing

Loans and financing are initially recognized at fair value, net of transaction costs, and subsequently re-measured to amortized cost, which are the costs plus charges, interest and monetary and exchange variations established in contracts and incurred through the balance sheet date, as stated in note 13.

q) Adjustment of assets and liabilities to present value

As provided under IFRS, the Company presents, when applicable, assets and liabilities at present value long-term assets and liabilities are adjusted to present value, but the adjustment on the short-term balances occurs only when the fact is considered material in relation to the consolidated financial statements.

In the present value calculation adjustment the Company considered the following assumptions: (i) the amount to be discounted; (ii) the dates of realization and settlement; and (iii) the discount rate.

12

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

The discount rate assumption relies on current market valuations as to time value of money and specific risks for each asset and liability.

r) Consolidation

Consolidated financial statements include individual financial statements of the Company, its subsidiaries and joint controlled entities (proportionally consolidated). Control is obtained when the Company has the power to control financial and operating policies of an entity so as to obtain benefits from its activities.

When necessary, the financial statements of subsidiaries are adjusted according to the accounting policies established by the Company.

All transactions, balances, income and expenses between the Company, its subsidiaries and joint controlled entities (proportionally consolidated) are eliminated in the consolidated financial statements.

The financial statements of the foreign subsidiaries are originally prepared in the currency of the country in which they are located and, subsequently, are converted into IFRS and Brazilian reais using the exchange rate in effect at the balance sheet date for assets and liabilities, the historical exchange rate for changes in shareholders’ equity and the average exchange rate for the period for income and expenses when it is appropriate. Exchange gains and losses are recognized in shareholders’ equity under the caption “accumulated translation adjustments” in accordance with IAS 21/CPC 2 - The effects of changes in foreign exchange rates.

s) Foreign currency translation

Function and presentation currency

Transactions in foreign currencies are translated to the respective functional currencies of the Company entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the reporting period.

The items of the financial statements of the subsidiary are measured using the currency of the primary economic environment in which the its subsidiary operate (“functional currency”), being translated to Brazilian Real at the corresponding exchange rate of the reporting period for assets and liabilities, the historical rate for equity and the exchange rate at date of the relevant transactions, when it is appropriate we use the average exchange rate of the period of the period for the income statement. With the exchange rate effects recognized in other comprehensive income within equity.

t) Earning per share

According to with IAS 33/CPC 41 - Earnings per share, the Company presents the basic and diluted earnings per share data for its common shares:

Basic: Calculated by dividing net income allocated to common shareholders of the Company by the weighted average number of common shares outstanding during the year.

Diluted: Calculated by dividing net income attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year, adjusted for the effects of all dilutive potential common shares in common shares, adjusted for own shares held.

u) Segment reporting

In accordance with IFRS 8/CPC 22 - Segment reporting - Segment reporting is presented consistently with the internal reports provided to the entity’s chief operating decision maker to make decisions about resources allocations, performance evaluation by segment and strategic decision making process.

v) Statements of Cash flow

The statements of cash flows have been prepared by the indirect method in accordance with the instructions contained in IAS 7/CPC 3 - Statement of Cash Flows.

x) Statement of comprehensive income

According to IAS 1/CPC 26 - Presentation of Financial Statements - The comprehensive income is composed by exchange variation and Valuation adjustments to shareholders’ equity.

y) Economic Value Added

of Value Added (EVA). and as supplementary information to the consolidated financial statements, as it not an expected statement and not mandatory according to IFRSs

The Economic Value Added Statement, aims to demonstrate the value of the wealth generated by the Company and its subsidiaries, its distribution among the elements that contributed to the generation of it, such as employees, lenders, shareholders, government and others, as well as the share of wealth not distributed.

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

z) New IFRS, amendments and interpretations issued by IASB applicable to the consolidated financial statements

New accounting pronouncements from the IASB and IFRIC interpretations have been published and / or reviewed and have the optional adoption in December 31, 2011. The Management assessed the impact of these new pronouncements and interpretations and does not anticipate that its adoption will lead to a significant impact on the annual information of the Company and its subsidiary in the year of initial application. The mains pronouncements and interpretations are presented as follows:

Effective:

•

IAS 24 Related Party Disclosures (Amendment) It clarified the definition of a related party to simplify the identification of such relationships and to eliminate inconsistencies in its application. The revised standard introduces a partial exemption of disclosure requirements for government related entities. The amended standard is effective for annual periods beginning on or after 1 January 2011. The Company has already adopted in 2010 this IAS.

•

IFRIC 14 Prepayments of a minimum funding requirement. This standard applies only to those situations where an entity is subject to minimum funding requirements and anticipated contributions to cover these requirements. The standard allows the entity to account for the benefit of such prepayment as an asset. This standard is effective for fiscal years beginning from January 1, 2011. The changes do not have a significant impact on its consolidated financial statements.

•

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments - IFRIC 19 is effective for annual periods beginning on or after 1 July 2010. The interpretation clarifies that equity instruments issued to a creditor to extinguish a financial liability qualify as consideration paid. The equity instruments issued are measured at their fair value. In case that this cannot be reliably measured, the instruments are measured at the fair value of the liability extinguished. Any gain or loss is recognized immediately in profit or loss. The changes do not have a significant impact on its consolidated financial statements.

Not yet effective:

•

IFRS 9 Financial Instruments - Classification and measurement - It reflects the first phase of the IASBs work on the replacement of IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a simplified approach to determine whether a financial asset is measured at amortized cost or fair value, based on the manner in which an entity manages its financial instruments (business model) and the typical contractual cash flow of financial assets. The standard also requires the adoption of only one method for determining losses in recoverable value of assets. The standard is effective for annual periods beginning on or after 1 January 2013. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

•

IFRS 10 Consolidated Financial Statements - IFRS 10 as issued establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 replaces the consolidation requirements in SIC-12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements and is effective for annual periods beginning on or after January 1, 2013. Early application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 10.

•

IFRS 11 Joint Arrangements - IFRS 11 provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. The standard addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities. IFRS 13 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Ventures, and is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 11.

•

IFRS 12 Disclosures of Interests in Other Entities - IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiary, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing impacts on its disclosures arising from the adoption of IFRS 12.

•

IFRS 13 Fair Value Measurement - IFRS 13 establishes new requirements on how to measure fair value and the related disclosures for IFRSs and US generally accepted accounting principles. The standard is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 13.

•

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine - IFRIC 20 deals with issues concerning the recognition of production stripping costs as an asset; initial measurement of the assets of removal activity, and subsequent measurement of the assets of removal activity. The effect for financial years beginning on / or after January 1, 2013.

Other improvements to IFRS

•	IFRS 7 – Financial instrument: Disclosures (annual periods beginning on or after 1 July 2011)

•	IAS 1 – Presentation of Items of Other Comprehensive Income (annual periods beginning on or after 1 July 2012)

•	IAS 12 – Deferred Tax: Recovery of Underlying Assets (annual periods beginning on or after 1 January 2012)

•	IAS 19 – Employee benefits (annual periods beginning on or after 1 January 2013)

•	IAS 27 – Consolidated and Separate Financial Statements (annual periods beginning on or after 1 January 2013)

•	IAS 28 – Investments in associates (annual periods beginning on or after 1 January 2013)

The Accounting Pronouncement Committee (CPC) has not yet issued these standards or amendments equivalent to the IFRS mentioned above. The Company does not expect material effects on its financial statements from these new standards.

4	Cash and cash equivalents

Cash, bank accounts and short-term investments are the items of the balance sheet presented in the statements of the cash flows as cash and cash equivalents and are described as below:

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Cash and bank deposits	61.266	5.990	61.842	6.511
CDB-DI (bank certificates of deposit)	119.853	—	127.581	6.000
LCA-DI (Agribusiness Letters of Credit)	130.243	—	130.243	—
Convertible notes	2.014	2.000	2.014	2.000

	313.376	7.990	321.680	14.511

CDB-DI (bank certificates of deposit) and LCA (Agribusiness Letters of Credit), are held by financial institutions, with floating-rate and yield an average of 95% and 105% of the variation of the interbank deposit certificate (Certificado de Deposito Interbancario - CDI).

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

5	Trade accounts receivable, net

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Receivables not yet due	134.365	107.627	133.909	107.456

Overdue receivables:
From 1 to 30 days	12.590	13.842	12.590	13.842
From 31 to 60 days	703	3.483	703	3.483
From 61 to 90 days	574	776	574	776
Above 90 days	4.569	16.485	4.569	16.485
Allowance for doubtful accounts	(3.277)	(2.440)	(3.277)	(2.492)

	15.159	32.146	15.159	32.094

	149.524	139.773	149.068	139.550

Below are the changes in the allowance for doubtful accounts:

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Initial balance	(2.440)	(101)	(2.492)	(101)

Additions	(5.016)	(3.760)	(5.016)	(3.760)
Disposals	4.179	1.421	4.231	1.369

Final balance	(3.277)	(2.440)	(3.277)	(2.492)

6	Inventories

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Finished products	29.746	18.404	30.608	18.664
Work in process	23.522	20.808	23.614	20.945
Raw materials	46.707	29.200	47.506	29.864
Warehouse spare parts	8.929	5.858	9.678	5.894

	108.904	74.270	111.406	75.367

7	Recoverable taxes

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Value-added tax on sales and services (ICMS / IVA / VAT)	5.204	6.088	5.370	6.231
Excise tax - IPI	142	388	160	397
PIS and COFINS	102.305	76.226	103.838	77.426
Income tax withheld at source - IRRF	76	345	164	429
Other	799	2.980	2.317	3.942

	108.526	86.027	111.849	88.425

Current and Long-term:
Current	108.526	86.027	111.683	88.374
Non-current	—	—	166	51

	108.526	86.027	111.849	88.425

Value-added tax on sales and services (ICMS / IVA / VAT)

Recoverable ICMS refers to excess of credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales.

PIS and COFINS (social contribution on net income)

Refers to non-cumulative PIS and COFINS credits arising from purchases of raw materials, packaging and other materials used in the products sold in the foreign market. The company has honed credit balance of such taxes due to tax rate to zero in some lines of products such as milk, yogurt and cheeses under the provisions introduced by Law No. 11.196/05 and No. 11.488/07.

IRPJ/CSSL/IRRF (withholding income tax)

Refers to withholding income tax levied on short-term investments (mainly CDB investments), which can be offset against income tax payable on profits.

15

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

8	Related parties transactions

Mutual contracts between related parties recorded on the balance sheet as receivables and debts with related parties:

				Dec 31, 2011	Dec 31, 2010
Company	Currency	Maturity	Annual rate	Mutual contracts	Mutual contracts
JBS S.A.	R$	Dec 31, 2012	CDI + 12%	—	215.478
DAN VIGOR IND.COM.LAT.LTDA	R$	Jan 10, 2012	—	536	500

				536	215.978

				Dec 31, 2011	Dec 31, 2010
Consolidated	Currency	Maturity	Annual rate	Mutual contracts	Mutual contracts
JBS S.A.	R$	Dec 31, 2012	CDI + 12%	—	215.478

				—	215.478

Investments between related parties:

				Dec 31, 2011	Dec 31, 2010
Company	Currency	Maturity	Annual rate	Investments	Investments
Banco Original S/A (Matone)	R$	June 20, 2012	100% CDI	119.756	—
Banco Original do Agronegócio S/A	R$	June 20, 2012	100% CDI	130.243	—

				249.999	—

				Dec 31, 2011	Dec 31, 2010
Consolidated	Currency	Maturity	Annual rate	Investments	Investments
Banco Original S/A (Matone)	R$	June 20, 2012	100% CDI	119.756	—
Banco Original do Agronegócio S/A	R$	June 20, 2012	100% CDI	130.243	—

				249.999	—

Trade accounts receivable and trade accounts payable between related parties recorded on the balance sheet are as follows:

Company	December 31, 2011		December 31, 2010
	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	1.522	(14.721)	50	(10.980)
DAN VIGOR IND.COM.LAT.LTDA	959	(9.382)	612	(6.542)

	2.481	(24.103)	662	(17.522)

	December 31, 2011		December 31, 2010
Consolidated	Trade accounts receivable	Trade accounts payable	Trade accounts receivable	Trade accounts payable
JBS S.A.	1.522	(14.721)	50	(10.980)

	1.522	(14.721)	50	(10.980)

Impacts of related party transactions on Income Statements:

Company	December 31, 2011			December 31, 2010
	Financial income (expenses)	Purchases	Sales of products	Financial income (expenses)	Purchases	Sales of products
JBS S.A.	24.629	(124.845)	1.719	3.572	(55.491)	345
DAN VIGOR IND.COM.LAT.LTDA	—	(87.180)	7.161	—	(69.577)	6.779

	24.629	(212.025)	8.880	3.572	(125.068)	7.124

16

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

Consolidated	December 31, 2011			December 31, 2010
	Financial income (expenses)	Purchases	Sales of products	Financial income (expenses)	Purchases	Sales of products
JBS S.A.	24.629	(124.845)	1.719	3.572	(55.491)	345

	24.629	(124.845)	1.719	3.572	(55.491)	345

No allowance for doubtful accounts or bad debts expenses relating to related-party transactions were recorded for the year ended on December 31, 2011.

Remuneration of key management

Company’s management includes the Executive Board and the Board of Directors. The aggregate amount of compensation received by the members of Company’s management for the services provided in their respective areas of business in the years ended December 31, 2011 and 2010 is the following:

	Members	Dec 31, 2011	Dec 31, 2010

Executive Board and the Executive Presidency	6	1.746	1.082

	6	1.746	1.082

The Commercial Director, Marketing Director, Planning and New Business Director, Supply Chain Director, Industrial Director and Executive Presidency are part of the employment contract regime CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits. Not included any remuneration bonuses of the Company or other corporate benefits to additional employees or that should be extended to their family.

In accordance with IAS 24(R)/CPC 05 (R1) - Related parties, except for those described above, the other members of the Executive Board, and Management Board are not part of any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT, where applicable, or payment based on shares.

9	Investments in subsidiary

	Company
	Dec 31, 2011	Dec 31, 2010
Investments in subsidiaries	18.186	14.376

	18.186	14.376

Relevant information about subsidiary in the year ended on December 31, 2011:

December 31, 2011	Number of shares (Thousands)	Participation	Capital stock	Shareholders’ equity	Net income (loss)
DAN VIGOR IND.COM.LAT.LTDA	15.464	50,00%	23.351	36.373	7.621

	Dec 31, 2010	Shareholders’ Equity	Dec 31, 2011
DAN VIGOR IND.COM.LAT.LTDA	14.376	3.810	18.186

Total	14.376	3.810	18.186

The subsidiary Vigor Limited, located in the Cayman Islands, has no commercial operations, just collection and payment of EUROBONDs. The Vigor Limited is a wholly owned subsidiary of the Company, due this, the Company owns 100% share, beyond this is administrator and responsible for making decisions. Based on the foregoing, the Limited subsidiary is considered, for presentation purposes, as a subsidiary of the Company, being presented with the numbers of Its controlling company.

10	Property, plant and equipment, net

			Net amount
Company	Cost	Accumulated depreciation	Dec 31, 2011	Dec 31, 2010
Buildings	248.412	(82.634)	165.778	167.986
Land	129.093	—	129.093	129.859
Machinery and equipment	226.296	(131.446)	94.850	84.387
Facilities	57.635	(32.956)	24.679	24.210
Computer equipment	6.846	(5.695)	1.151	1.289
Vehicles	5.140	(4.851)	289	386
Construction in progress	—	—	—	2.775
Other	5.452	(3.207)	2.245	1.284

	678.874	(260.789)	418.085	412.176

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S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

Changes in property, plant and equipment	Dec 31, 2010	Additions	Write-off	Depreciation	Dec 31, 2011
Buildings	167.986	5.689	(3.784)	(4.113)	165.778
Land	129.859	—	(766)	—	129.093
Machinery and equipment	84.387	15.541	(12)	(5.066)	94.850
Facilities	24.210	3.560	(85)	(3.006)	24.679
Computer equipment	1.289	296	—	(434)	1.151
Vehicles	386	22	—	(119)	289
Construction in progress	2.775	(2.339)	(436)	—	—
Other	1.284	1.107	(21)	(125)	2.245

	412.176	23.876	(5.104)	(12.863)	418.085

Changes in property, plant and equipment	Dec 31, 2009	Additions	Write-off	Depreciation	Dec 31, 2010
Buildings	172.714	931	(14)	(5.645)	167.986
Land	129.859	—	—	—	129.859
Machinery and equipment	88.329	2.449	—	(6.391)	84.387
Facilities	26.281	1.181	—	(3.252)	24.210
Computer equipment	1.365	416	(12)	(480)	1.289
Vehicles	884	5	(177)	(326)	386
Construction in progress	2.775	—	—	—	2.775
Other	915	447	—	(78)	1.284

	423.122	5.429	(203)	(16.172)	412.176

			Net amount
Consolidated	Cost	Accumulated depreciation	Dec 31, 2011	Dec 31, 2010
Buildings	249.829	(83.813)	166.016	168.215
Land	129.278	—	129.278	130.044
Machinery and equipment	233.684	(137.384)	96.300	86.151
Facilities	59.633	(34.169)	25.464	25.094
Computer equipment	7.074	(5.898)	1.176	1.299
Vehicles	5.241	(4.921)	320	431
Construction in progress	1.015	—	1.015	2.875
Other	5.969	(3.476)	2.493	1.545

	691.723	(269.661)	422.062	415.654

Changes in property, plant and equipment	Dec 31, 2010	Additions	Write-off	Depreciation	Dec 31, 2011
Buildings	168.215	5.721	(3.784)	(4.136)	166.016
Land	130.044	—	(766)	—	129.278
Machinery and equipment	86.151	15.490	(12)	(5.329)	96.300
Facilities	25.094	3.579	(85)	(3.124)	25.464
Computer equipment	1.299	309	—	(432)	1.176
Vehicles	431	22	—	(133)	320
Construction in progress	2.875	(1.424)	(436)	—	1.015
Other	1.545	1.098	(30)	(120)	2.493

	415.654	24.795	(5.113)	(13.274)	422.062

Changes in property, plant and equipment	Dec 31, 2009	Additions	Write-off	Depreciation	Dec 31, 2010
Buildings	172.960	931	(14)	(5.662)	168.215
Land	130.044	—	—	—	130.044
Machinery and equipment	89.421	3.306	(71)	(6.505)	86.151
Facilities	27.174	1.199	—	(3.279)	25.094
Computer equipment	1.376	424	(12)	(489)	1.299
Vehicles	928	44	(177)	(364)	431
Construction in progress	2.777	98	—	—	2.875
Other	1.107	780	—	(342)	1.545

	425.787	6.782	(274)	(16.641)	415.654

According to IAS 16/CPC 27 - Fixed Assets, the Company made a review of the useful lives of fixed assets, resulting in different rates of depreciation for each asset, which hinders the disclosure of annual depreciation rate for each group of assets. Because of the above, annually is calculated, for the purpose of disclosure and to provide additional information to readers, the calculation of the weighted average depreciation rates of assets that make up each group.

18

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

	Average annual depreciation rates
	Company	Consolidated
Buildings	1,73%	1,73%
Land	—	0,00%
Machinery and equipment	2,43%	2,44%
Facilities	5,45%	5,48%
Computer equipment	6,70%	6,52%
Vehicles	2,38%	2,61%
Other	3,33%	3,73%

Impairment test of assets

In compliance with the requirements of IAS 36/CPC 01 - Presentation of financial statement, the Company performed the annual impairment test of the tangible and intangible assets , which were estimated based on the values in use of its various cash-generating units using the discounted cash flow, and showed that the estimated market value is higher than the net book value at the valuation date and, during the year there was no evidence of loss of value of individual assets or group of relevant assets.

11	Intangible

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Goodwill	1.459	1.459	1.459	1.459
Trademarks	3.174	3.357	3.192	3.375
Software’s	660	469	737	524

	5.293	5.285	5.388	5.358

Changes in Intangible assets

	Dec 31, 2010	Addition	Amortization	Write-off	Dec 31, 2011
Company	5.285	508	(334)	(166)	5.293
Consolidated	5.358	552	(356)	(166)	5.388

	Dec 31, 2009	Addition	Amortization	Write-off	Dec 31, 2010
Company	5.505	113	(333)	—	5.285
Consolidated	5.569	134	(345)	—	5.358

Goodwill

In the year of 2008 the Company acquired a 100% interest in Laticínios Serrabella Ltda, with goodwill of R$ 1,481, based on expected future earnings of the acquired business, which will be paid over a period of 5 years. Goodwill amortized as of December 31, 2008 is R$ 22.

In accordance with CVM Decision No. 565, dated December 17, 2008, and CVM Decision No. 553, dated November 12, 2008, since January 1, 2009 the Company has adopted the criteria of not amortizing goodwill based upon expected future earnings, which is in line with IFRS 3/CPC 15. Under these CVM decisions and the IAS 36/CPC 01, intangible assets with indefinite life can no longer be amortized, but should be tested for impairment on an annual basis.

Impairment test of goodwill

On December, 2011 the Company tested the recovery of the goodwill using the concept of “value in use” through models of discounted cash flow, representing the group of tangible and intangible assets used in the development and sale of products to its customers.

The process of determining the value in use involves the use of assumptions, judgments and estimates about cash flows, such as rates of revenue growth, costs and expenses, estimates of investment, working capital and discount rates. The assumptions about growth projections, cash flow and future cash flows are based on Management’s best estimates, as well as comparable information from market, economic conditions that will exist during the economic life of the group of assets that provides the generation of the cash flows. The future cash flows were discounted based on the representative rate of the cost of capital (WACC).

Consistent with the techniques of economic evaluation, assessment of the value in use is effected for a period of 5 years. The Management judged appropriate to use the period of 5 years based on their past experience in designing accurately projected cash flows. This understanding is in accordance with paragraph 35 of IAS 36/CPC 01 (R) - Impairment of Assets.

The estimated future cash flows were discounted using also in nominal values. The principal assumptions used in estimating the value in use are as follows:

•	Sales Revenue - Revenues are projected from 2012 to 2016 considering the growth in volume of different products of Cash Generating Units.

•

Operating costs and expenses - The costs and expenses were projected accordance with historical performance of the Company and, with the historical growth in revenues. In addition, we considered efficiency gains derived from business combinations of synergies and process improvements.

•	Capital investment - Investment in capital goods were estimated considering the maintenance of existing infrastructure and expectations required to enable the supply of products.

19

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

The key assumptions were based on historical performance of the Company and reasonable macroeconomic assumptions reasoned basis on projections of the financial market, documented and approved by management.

Based on the annual test for impairment of the Company’s intangible assets, prepared based on the projections made on the financial statements of December 31, 2011, growth prospects and then follow the projections and results of operations, there were no indications of possible losses or losses, as the estimated market value is higher than the carrying amount at the valuation date.

12	Trade accounts payable

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Materials and services	101.471	83.115	104.002	84.859
Finished products	9.382	6.542	4.691	3.271

	110.853	89.657	108.693	88.130

13	Loans and financings

Current		Average annual rate of interest and commissions	Company		Consolidated
Type			Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
National Currency

BNDES	BNDES	Interest of 11.44%	92.495	101.348	92.495	101.348
NCI	BRASIL	CDI 125%	—	5.048	—	5.048
C_Giro	BRASIL	Interest of 11.25%	6.758	14.279	6.758	14.279
EGF	SANTANDER	Interest of 6.75%	30.351	25.910	30.351	25.910
FCO	BRASIL	Interest of 10%	750	755	750	755
FINAME_TJ	ITAÚ	Interest of 10%	—	3	—	3
FINAME	BRADESCO	Interest of 8.7%	152	—	152	—

			130.506	147.343	130.506	147.343

Foreign currency

BOND	NEW YORK MELLON	Exchange variation and interest of 10.25%	6.121	5.437	6.121	5.437

			6.121	5.437	6.121	5.437

			136.627	152.780	136.627	152.780

Non Current		Average annual rate of interest and commissions	Company		Consolidated
Type			Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
National Currency

BNDES_Aut.	BNDES	Interest of 11.44%	—	92.050	—	92.050
C_GIRO	BRASIL	Interest of 11.25%	—	6.667	—	6.667
FCO	BRASIL	Interest of 10%	1.043	1.779	1.043	1.779
FINAME	BRADESCO	Interest of 8.7%	1.172	—	1.172	—

			2.215	100.496	2.215	100.496

Foreign currency

BOND	NEW YORK MELLON	Exchange variation and interest of 10.25%	187.580	166.620	187.580	166.620

			187.580	166.620	187.580	166.620

			189.795	267.116	189.795	267.116

Breakdown:
Current liabilities			136.627	152.780	136.627	152.780
Non current liabilities			189.795	267.116	189.795	267.116

			326.422	419.896	326.422	419.896

20

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

Maturities of long-term debt are as follows:	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

2012	—	99.453	—	99.453
2013	1.063	736	1.063	736
2014	634	307	634	307
2015	327	—	327	—
2016	191	—	191	—
2017	187.580	166.620	187.580	166.620

	189.795	267.116	189.795	267.116

The 2017 Vigor Notes signed with Dresdner Bank is subject to restrictive covenants in accordance with market practices, which set out certain obligations as well as usual, that the maintenance of the coverage limit between debt/ EBITDA (“Earnings Before Interests, Taxes, Depreciation and Amortization”) does not exceed 4.75. On December 31, 2011, the Company is defaulting to all clauses.

The Company’s most significant fundraising operations refer to working capital loans, where there are no physical and/or specific guarantees, they are guaranteed by the Company itself and its parent company.

Specifically in cases of financing and lease of vehicles, the financing agreements are guaranteed by the assets subject matter of the financing.

Vigor notes 2017 - The Company issued the 2017 Vigor Notes, in an aggregate principal amount of US$100.0 million, on February 23, 2007. Interest on the 2017 Vigor Notes accrues at a rate of 10.25% per annum and is payable semi-annually in arrears on February 23 and August 23 of each year, beginning on August 23, 2007. The principal amount of the 2017 Vigor Notes will be paid fully on February 23, 2017.

On September 24, 2010, JBS (holding) successfully concluded a consent solicitation relating to the 2017 Vigor Notes. The consent solicitation (i) amended certain provisions in the indenture governing the 2017 Vigor Notes to conform the provisions to the indenture governing JBS S.A.’s Notes 2018 and (ii) amend the definitions of “Change of Control” and “Permitted Holders” (among others) in the Indenture to substantially conform such definitions to the corresponding definitions set forth in JBS S.A.’s Notes 2018; and (iii) provide for the ability of Vigor (or its successors) to be substituted as the issuer of the Notes, upon the satisfaction of certain conditions.

Covenants. The indenture to the 2017 Vigor Notes contains customary negative covenants that limit the Company’s ability, among other things:

•	incurring additional debt if the net debt/EBITDA ratio is higher than a determined index;

•	incurring liens;

•	paying dividends or making certain payments to shareholders;

•	permit restrictions on dividends and other restricted payments by restricted subsidiary

•	selling or disposing of assets;

•	having certain transactions with related parties;

•	executing lease transactions with repurchase option (sale/leaseback);

•	changing the company’s control without making a purchase offer on Vigor Notes 2017.

The indenture governing the 2017 Vigor Notes restricts the Company from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence, our pro forma net debt to EBITDA ratio is less than 4.75/1.0, each as defined and calculated in the indenture governing the 2017 Vigor Notes.

Furthermore, the indenture governing the 2017 Vigor Notes restricts our ability to declare or pay any dividend or make any distribution on securities issued by us (excluding convertible or exchangeable debt instruments), in the event (1) that an event of default has occurred and continues under the 2017 Vigor Notes; (2) we can incur at least US$1.00 of debt under the terms of the net debt to EBITDA ratio test; and (3) the total value to be paid does not exceed 50% of the accrued net income in a certain year or when in a determined year where there is loss, reduced 100% of the loss.

Events of default. The indenture also contains customary events of default, including for failure to perform or observe terms, covenants or other agreements in the indenture, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiary, and certain events related to bankruptcy and insolvency matters. If an event of default occurs, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare such principal and accrued interest on the notes to be immediately due and payable.

The company is defaulting to all clauses

21

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

14	Payroll, social charges and tax obligation

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Payroll and related social charges	6.239	2.888	6.399	3.007
Accrual for labor liabilities	11.832	9.735	12.081	9.951
Withholding income taxes	732	556	749	588
Withholding social contribution taxes	8	16	10	2
ICMS / VAT tax payable	7.101	5.267	7.141	5.296
PIS/ COFINS tax payable	89	76	89	76
Taxes in installments (Law 11941/2009) (a)	271.762	321.817	271.762	321.817
Others	1.156	1.063	1.158	1.047

	298.919	341.418	299.389	341.784

Breakdown:
Current liabilities	43.301	28.531	43.771	28.897
Non current liabilities	255.618	312.887	255.618	312.887

	298.919	341.418	299.389	341.784

a)	Installment debts Law 11941 of 27/05/2009

In November 2009, the Company joined the installment debts referred in Law No. 11941 of May 27, 2009, and has the option to settle the penalties and default interest amounts, including those related to debts of the Debt Union (Dívida Ativa da União) using the credits arising from tax loss and negative basis of the Social Contribution (CSLL).

The minimum installment due from the Outstanding Installment (Parcelamento Excepcional) described in the article 1 and 8 of MP No. 303/06 is equivalent to 85% of the installment due payable in the month of November/2009 and R$100.00 for the other debts of the corporation, which will expire on the last day of each month. The term was split in 161 installments.

The first installment was paid in the month it was submitted an application for accession, having an effect in the corresponding requirements formulated with the first installment in an amount not less than the described in the Act.

The amount of each installment will incurred interest corresponding to the variation of the Selic rate.

Computed the benefits paid during the term of PAEX, the debts that make up the remaining balances of installment payments will be reinstated to the date of application for subdivision, with the legal charges due at the time of occurrence of the respective taxable events, the computed interest rate cuts, fines and legal charges, as well as the settlement of claims with interest and penalties resulting from tax losses and negative basis of social contribution (CSLL).

On the amount of tax claims, the Company has compensated anticipations of R$ 3058 made between the years 2009 to 2011 regarding minimum anticipated to join the subdivision according to the law 11941/2009.

	Consolidated
Changes in Taxes in installments	IRS - Internal Revenue Service	Social Security	Total

Total on December 31, 2009	304.199	1.222	305.421

Interest	18.781	34	18.815
Anticipation	(1.769)	(650)	(2.419)

Total on December 31, 2010	321.211	606	321.817

Anticipation	(464)	(175)	(639)
Tax losses and negative basis social contribution compensation	(62.263)	(19)	(62.282)
Interest	22.436	31	22.467
Payments	(9.199)	(402)	(9.601)

Total on December 31, 2011	271.721	41	271.762

15	Provision for contingencies

The Company and its controlled company are parties to ongoing legal proceedings involving labors, tax, and civil matters, which represent contingent liabilities. The proceedings are in the administrative defense stage and/or in progress in courts of law.

Based on the opinion of internal and external legal counselors, the Management of the Company and its controlled company maintain an adequate provision for contingencies to cover potential losses which might arise from unfavorable final outcome of the legal proceedings, as shown below:

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Labor	2.132	4.181	3.126	5.000
Civil	517	604	517	604
Tax	51.915	50.224	51.915	50.224

Total	54.564	55.009	55.558	55.828

22

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

Changes in Contingent	Dec 31, 2010	Addition	Disposal	Selic variation	Dec 31, 2011
Company	55.009	—	(2.136)	1.691	54.564
Consolidated	55.828	175	(2.136)	1.691	55.558

Labor claims

Refer to several labor claims filed by former employees. A provision was recorded by the Company for these labor claims based on an estimate of losses made by legal counselors and approved by the Management of the Company and its controlled companies.

Civil proceedings

Refer to several civil claims that were accrued by the Company based on an estimate of loss prepared by legal counsel and approved by the Company and its subsidiary.

Tax proceedings

(I) Income tax and social contribution - regarding the process of tax debts relating to income tax levied on the effects of the monetary restatement established by Law No. 8200/91 and questions related to the indices of monetary restatement resulting from “Plano Verão (an economic plan launched by the government on 1989)”, on the total amount provisioned of R$ 4,026.

(II) PIS – the following items were challenged: (a) constitutionality of the tax established by Supplementary Law No. 7/70; (b) tax levied on other operating revenues in accordance with Law No. 9718/98; and (c) offset of amounts owed against public debt securities, on the total amount provisioned of R$ 6,334.

(III) COFINS – the following items were challenged: (a) increase in tax rate from 2% to 3% in accordance with Law No. 9718/98 – challenged until July 2003; and (b) offset of amounts owed against public debt securities, on the total amount provisioned of R$ 41,555.

Other proceedings

On December 31, 2011, the Company had other ongoing civil, labor and tax proceedings, on the approximately amounting of R$ 31 whose materialization, according to the evaluation of legal advisors, it is possible to loss, but not probable, for which the Company’s management does not consider necessary to set a provision for possible loss, in line with the requirements of IAS 37/CPC 25 - Provisions, Contingent Liabilities and Contingent Assets.

16	Income taxes - Nominal and effective tax rate

Income tax and social contribution are recorded based on taxable profit in accordance with the laws and applicable rates. Income tax and social contribution-assets are recognized on temporary differences. Income tax and social contribution tax-liabilities were recorded on the revaluation reserves established by the Company and on temporary differences.

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Income (loss) before income tax and social contribution	(29.454)	50.792	(27.484)	52.377

Income tax and social contribution
Combined nominal of 34%	10.014	(17.269)	9.345	(17.808)

Adjust to demonstrate the effective rate
Additions (write off), mostly result on equity subsidiary (tax equivalents in other countries)	11.861	23.648	10.560	22.602

Expenses of income tax and Social Contribution	21.875	6.379	19.905	4.794

Effective rate	74%	-13%	72%	-9%

Explanative notes

Composition of expenses of income tax and social contribution presented income statements of the Company and Consolidated results for the years ended December 31, 2011 and December 31, 2010:

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Current income taxes	—	(839)	(1.520)	(1.968)
Deferred income taxes	21.875	7.218	21.425	6.762

	21.875	6.379	19.905	4.794

23

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

Deferred income tax and social contribution	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Assets:
. Tax losses, negative basis social contribution and temporary differences	—	40.142	723	41.314

Liabilities:
. Tax losses, negative basis social contribution and temporary differences	(2.604)	—	(2.604)	—
.Valuation adjustments to shareholders equity	(46.586)	(48.925)	(46.586)	(48.925)

Net amount	(49.190)	(8.783)	(48.467)	(7.611)

Deferred income taxes

Deferred income taxes is generated by temporary differences at balance sheet date between the taxable basis of assets and liabilities and its accounting amounts. Deferred taxes liability are recognized for all temporary tax differences, except:

•

when the deferred tax liability arises from initial recognition of goodwill, or when the deferred tax asset or liability asset from the initial recognition of an asset or liability in a transaction that is not a business combination and, on the transaction date, does not affect the accounting net income or taxable profit

•	when taxable temporary differences related to investments in subsidiary, can be controlled and it is probable that the temporary differences will not be reversed in the foreseeable future.

•

on the deductible temporary differences associated with investments in subsidiary, when it is not probable that the temporary difference will reverse in the foreseeable future and that taxable profit will be available for the temporary differences can be utilized.

17	Shareholders’ equity

a) Capital Stock

As EGM held on August 11, 2010, it has been approved a reverse stock split which divides the capital of the Company at the rate of 100,000 (hundred thousand) shares currently to 1 (one) common share after the reverse split and 100,000 (hundred thousand) existing preferred shares for 1 (one) preferred share after the reverse split, without changing the amount of capital, and the new shares arising from the cluster grant to their holders the same rights as now guaranteed by the laws of Company common stock and preferred stock.

According to the Minutes of Board Meeting held on 29 December 2011 and in accordance with the deliberations occurred at the Meeting of Board of Directors of the Company held on January 26, 2011, were renewed values of authority to the Board carry out a capital increase in subsidiaries of the Company, the Directors approved unanimously, the capital increase in Vigor in the amount of R$ 250,000. In function of the increase, the capital of Vigor will change from R$ 104,031 to R$ 354,031.

Due to the reverse stock split and capital increases on December 31, 2011, the Company has share capital, subscribed and paid represented by 1,898 registered shares, which 1,128 are common shares and 770 are preferred shares, without nominal value, on the total amount of R$ 354,031.

b) The Effects of Changes in Foreign Exchange Rates

According to CPC 2/IAS 21 - The Effects of Changes in Foreign Exchange Rates, basically records changes in foreign currency rates of the subsidiaries valued by the equity method (translation adjustments).

18	Net sales

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Gross sale revenue
Products sales revenues
Domestic sales	1.532.782	1.322.154	1.529.237	1.318.950
Foreign sales	7.727	13.422	7.727	13.429

	1.540.509	1.335.576	1.536.964	1.332.379

Sales deduction
Returns and discounts	(54.586)	(59.024)	(54.619)	(59.075)
Sales taxes	(249.247)	(238.081)	(252.802)	(240.913)

	(303.833)	(297.105)	(307.421)	(299.988)

NET SALE REVENUE	1.236.676	1.038.471	1.229.543	1.032.391

24

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

19	Profit per share

As per requested by the IAS 33/CPC 41, Profit per share, the following Tables reconcile the Net Profit with the amounts used to calculate the basic per share.

Basic

The basic profit per share is calculated through the division of the profit attributable to the shareholders of the Company by the weighted average amount of shares of the fiscal year, reduced by the shares in treasury. The Company has no treasury shares for the years ended on December 31, 2011 and 2010.

	Consolidated
	Dec 31, 2011	Dec 31, 2010

Net Profit attributable to shareholders - R$	(7.579)	57.171

Average of the shares in the year - thousands	2	96.512

Average of shares - thousands	2	96.512

Net Profit per share - Basic - R$	(3.993,15)	0,59

Diluted

The diluted profit per share is calculated through the adjustment of the weighed average of the amount of circulating shares, supposing the conversion of all the shares that potentially could yield dilution. The Company does not has categories of that potentially could yield dilution.

According note 17 a), on August 11, 2010, it has been approved a reverse stock split at the rate of 100,000 (hundred thousand) shares to 1 (one) share, without changing the amount of capital. The amount of shares on December 31, 2011 was 1,898.

20	Financial income (expense), net

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Exchange variation	(22.533)	6.819	(22.228)	6.845
Interest - Loss	(64.376)	(56.189)	(64.392)	(59.335)
Interest - Gain	31.137	6.658	31.915	10.306
Taxes, contribution, tariff and others	(2.384)	(6.610)	(3.381)	(6.617)

	(58.156)	(49.322)	(58.086)	(48.801)

21	EBITDA reconciliation

The Company present below the EBTIDA (Earnings before income taxes, interest, depreciation and amortization) reconciliation:

	Company		Consolidated
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Net income (loss) before taxes	(29.454)	50.792	(27.484)	52.377
Financial income (expense), net (Note 20)	58.156	49.322	58.086	48.801
Depreciation and amortization (Note 10 e 11)	13.197	16.505	13.630	16.986

EBTIDA	41.899	116.619	44.232	118.164

Equity in earnings of subsidiary (Note 9)	(3.810)	(3.148)	—	—

ADJUSTED EBITDA	38.089	113.471	44.232	118.164

25

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

22	Expenses by nature

The Company has chosen to present the statement of expenses by nature. As required by the IAS 1/CPC 26 - Presentation of financial statements, below is presented the detailing of Expenses by nature:

	Company		Consolidated
Classification by nature	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Depreciation and amortization	(13.197)	(16.505)	(13.630)	(16.986)
Expenses with personnel	(129.573)	(101.430)	(132.239)	(103.634)
Raw material use and consumption materials	(1.136.013)	(815.538)	(1.120.199)	(800.274)
Taxes, fees and contributions	81.668	(1.270)	80.992	(3.501)
Third party capital remuneration	(100.340)	(64.681)	(100.636)	(64.729)
Other expenses	31.325	11.745	28.685	9.110

	(1.266.130)	(987.679)	(1.257.027)	(980.014)

	Company		Consolidated
Classification by function	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Cost of goods sold	(935.464)	(704.084)	(917.640)	(689.552)
Selling expenses	(202.559)	(165.239)	(206.542)	(168.774)
General and administrative Expenses	(76.569)	(68.104)	(77.558)	(68.769)
Financial income (expense), net	(58.156)	(49.322)	(58.086)	(48.801)
Other (expense) income, net	3.810	3.148	—	—
Other operating (expense) income	2.808	(4.078)	2.799	(4.118)

	(1.266.130)	(987.679)	(1.257.027)	(980.014)

23	Operating segments

Management has defined the operational segments that report to the Group, based on the reports use to make strategic decisions. The segments are: Dairy: Processing of dairy products, milk and milk products. The main products are: milk, yogurt, cheese and butter.

Oils: Processing of vegetables oils products. The main products are: margarine, mayonnaise and oils.

Others: are products that are not included in the mentioned categories, which represent less than 4% of the Company’s sales. The main products are juice and pasta.

Assets and liabilities by business segment are not presented because they are not object of analysis for the Management strategic decision. Therefore, the lines of “Operating income and expense”, “Financial Results” and “Income tax and social contribution” are not allocated by business segment.

	Consolidated
	December 31, 2011
	Dairy	Oils	Others	Total
Net Sales	912.539	268.502	48.502	1.229.543
Cost of goods sold	(640.515)	-244.963	(32.162)	(917.640)

Gross Profit	272.024	23.539	16.340	311.903

	December 31, 2010
	Dairy	Oils	Others	Total
Net Sales	785.381	207.011	39.999	1.032.391
Cost of goods sold	(503.570)	(161.049)	(24.933)	(689.552)

Gross Profit	281.811	45.962	15.066	342.839

24	Insurance coverage

As of December 31, 2011 the Company had insurance coverage in amounts considered sufficient to cover possible losses. This coverage includes all types of casualties.

Adopted risk assumptions are not part of annual review scope and consequently were not reviewed by independent auditors.

26

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

25	Risk management and financial instruments

The Company is exposed to market risks arising from their operations, mainly related to possible changes in exchange rates, interest rates, commodity prices, credit risks and liquidity risk.

a) Management risk policy

Risk management is basically corporative, being applied and monitored on a global level, by JBS S.A.

The Company has a formal risk administration policy, controlled by the administration treasury department that uses control instruments through appropriate systems and qualified professionals in risk measurement, analysis and administration that make possible the reduction of the daily risk exposure. This policy is permanently monitored by the financial committee and for Directors of the Company that have the responsibility of the strategy definition to the risk administration, determining the position limits and exhibition. Additionally, operations with speculative financial instruments character are not allowed.

b) Interest rate risk

The risk of interest rate on short term investments, loans and financing is reduced by the strategy of equalization of the rates contracted to CDI through forward contracts on the Stock Exchange. The parameters for coverage take into consideration the relevance of the net exposure, based on amounts, terms and interest rates compared to the CDI.

Exposure to CDI rate:	Dec 31, 2011	Dec 31, 2010

NCI	—	(5.048)
CDB	127.581	6.000
LCA	130.243	—

Total	257.824	952

c) Exchange variation risks

The risk of exchange rate variation on loans, financing, trade accounts receivable in foreign currency from exports, inventories and any other payables denominated in foreign currency, of the Company and its subsidiary.

Below are presented the assets and liabilities exposed to exchange rate variation risks, as well as the effects of such accounts in the income statements for the years ended on December 31, 2011 and December 31, 2010:

			Effects on Statements of Income
EXPOSURE	Dec 31, 2011	Dec 31, 2010	2011
OPERATING
Accounts receivable - US$	4.528	2.844	158
Accounts receivable Northern - US$	8.149	7.498	651

Subtotal	12.677	10.342	809

FINANCIAL
Loans and financings - US$	(193.701)	(172.057)	(20.960)

Subtotal	(193.701)	(172.057)	(20.960)

TOTAL	(181.024)	(161.715)	(20.151)

The changes in foreign rates can impact in losses to the Company, due to possible assets decrease or increase in the liabilities. The mainly exposure that the Company is subjected, related to exchange variation, refers to US dollars, Euros and Pounds variations against Brazilian reais.

d) Credit risks

The Company is potentially subject to credit risks related to accounts receivable. The Strategies to reduce the credit risk is based on the spread of portfolio, not having customers or business group representing over 10% of consolidated sales, credit-related financial ratios and operational health, credit limits, detailed analysis of the financial ability of customers through own federal tax number, affiliates companies and partners federal tax number, and through consult with the agencies of information and constant monitoring of customers.

The Company limits its exposure to credit risk by customer and market, through its department of credit analysis and portfolio management clients. Thus, the Company seeks to reduce the economic exposure to a particular customer and/or market that may represent significant losses to the Company in the event contractual default or implementation of sanitary or trade barrier in countries to which it exports. The market risk exposure is monitored by the Credit Committee of the Company that meets regularly with the commercial areas for analysis and control of the portfolio. Historically, there were no significant losses on its accounts receivables.

The parameters used are based on the daily flows of information monitoring operations that identify additional purchase volumes in the market, eventual contracts default, bad checks, and protests or lawsuits against their customers. Internal controls include the assignment of credit limits and configuration status granted to each individual client and automatic lock-billing in the event of default, timeouts or occurrence of restrictive information.

27

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

e) Liquidity Risk

Liquidity risk arises from the management of working capital of the Company and its subsidiary and amortization of financing costs and principal of the debt instruments. It is the risk that the Company and its subsidiary will find difficulty in meeting their financial obligations falling due.

The Company manage its capital based on parameters optimization of capital structure with a focus on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Management of the Company’s liquidity is done taking into account mainly the immediate liquidity indicator modified, represented by the level of cash plus investments divided by short-term debt.

Based on the analysis of these indicators, the management of working capital has been defined to maintain the natural leverage of the Company and its subsidiary at levels equal to or less than the leverage ratio that we want to achieve.

The index of liquidity and leverage consolidated are shown below:

				Dec 31, 2011	Dec 31, 2010

Cash and cash equivalents				321.680	14.511
Loans and financings - Current				136.627	152.780

Liquidity indicator changed				2,35	0,09

December, 31 2011	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value

Trade accounts payable	108.693	—	—	—	108.693
Loans and Financings	136.627	1.063	1.152	187.580	326.422

TOTAL	245.320	1.063	1.152	187.580	435.115

December 31, 2010	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value

Trade accounts payable	88.130	—	—	—	88.130
Loans and Financings	152.780	99.453	1.043	166.620	419.896

TOTAL	240.910	99.453	1.043	166.620	508.026

f) Estimated market values

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

g) Fair value of financial instruments

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

In accordance with IFRS 7/CPC 40 the Company classify the measuring of fair value in accordance with the hierarchical levels that reflects the significance of the indices used in this measurement, as the following levels:

Level 1: Prices quoted in active markets (unadjusted) for identical assets and liabilities;

Level 2 - Additional information available, except those of Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly, as valuation techniques that use data from active markets.

Level 3 - The indices used for calculation are not derived from an active market. The Company and its subsidiary do not have this level of measurement instrument.

Find below, the comparison between accounting records and the respective fair values:

		December 31, 2011		December 31, 2010
		Book Value	Fair Value	Book Value	Fair Value

(i)	Cash and banks	61.842	61.842	6.511	6.511
(i)	Financial investments	259.838	259.838	8.000	8.000
(ii)	Related parties	—	—	215.478	215.478
(ii)	Trade accounts receivable	149.068	149.068	139.550	139.550

	Total financial assets	470.748	470.748	369.539	369.539

(iii)	Trade accounts payable	108.693	108.693	88.130	88.130
(iii)	Loans and financings	326.422	326.422	419.896	419.896

	Total financial liabilities	435.115	435.115	508.026	508.026

		35.633	35.633	(138.487)	(138.487)

28

S.A.Fábrica de Produtos Alimentícios Vigor

Notes to the consolidated interim financial statements for the years ended December 31, 2011 and 2010

(in thousands of Reais)

Classification by financial instrument categories

(i) Financial assets and Liabilities measured at cost or fair value through income

(ii) Loans and receivables

(iii) Non derivative liabilities

h) Sensibility analysis

With the aim of providing information on how to behave market risks to which the Company and its subsidiary are exposed on December 31, 2011, we simulate possible changes of 25% and 50% in the relevant variables of risk in relation to the likely scenario. The management believes that the closing prices used in measuring assets and liabilities, based on the date of these interim consolidated financial statements represent a scenario likely to impact the outcome. Following are the net result between the result of exposures:

Exchange risk

Exposure	Risk	Probable scenario (I)	Scenario (II) Variation - 25%	Scenario (III) Variation - 50%

Financial	Depreciation R$	(20.960)	(48.425)	(96.851)
Operation	Appreciation R$	809	3.169	6.339

		(20.151)	(45.256)	(90.512)

Premise	Exchange rate	1,8758	2,3448	2,8137

Wesley Mendonça Batista

Chairman of the Board

Marcelo Fernandes

Accountant CRC: 1SP190010/O-6

* * * * *

29

Additional Information for U.S. Shareholders of JBS S.A. (“JBS”):

Exchange Offer of JBS Shares for Vigor Alimentos S.A. (“Vigor”) Shares

This communication contains information with respect to the proposed exchange offer (oferta pública voluntária de permuta de ações) (“Exchange Offer”) under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.